                                                                    EXHIBIT 2.05

                              TAX SHARING AGREEMENT


                                     BETWEEN


                             KINETIC SYSTEMS, INC.,

                            KINETICS BIOPHARM, INC.,

                                       AND

                              CELERITY GROUP, INC.
                (FORMERLY KNOWN AS KINETICS HOLDINGS CORPORATION)


                           ---------------------------


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                              TAX SHARING AGREEMENT

        This Tax Sharing Agreement (the "AGREEMENT"), effective as of ___________, 2002 (the "EFFECTIVE DATE"), is made and entered into by and among Celerity Group, Inc., a Delaware corporation ("CELERITY," formerly known as Kinetics Holdings Corporation), Kinetic Systems, Inc., a California corporation ("KSI"), and Kinetics Biopharm, Inc., a Delaware corporation ("KBI"). Celerity, KSI and KBI are sometimes referred to herein individually as a "PARTY" or collectively as the "PARTIES." Such references to a "party" shall include a reference to the present and future subsidiaries of the parties, as the context of the reference may require. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Separation Agreement (the "SEPARATION AGREEMENT") between the parties hereto, dated effective as of _________, 2002.

                                    RECITALS

        A. WHEREAS, Pursuant to the Separation Agreement and related Ancillary Agreements, the parties desire that the following events occur:

                1. Prior to or simultaneous with the Distribution as defined below, the current shareholders of Celerity (the "EXISTING SHAREHOLDERS") may form HLLC, a Limited Liability Company in the State of Delaware ("HLLC"), as an entity that would be treated as a partnership for US Federal income tax purposes.

                2. Prior to or simultaneous with the Distribution, HLLC may form Kinetics Biopharm, Inc. Holding Corporation, a Delaware corporation ("KBIHC"), and Kinetic Systems, Inc. Holding Corporation, a Delaware corporation ("KSIHC"), both with minimum capitalization.

                3. Prior to or simultaneous with the Distribution, KGI will contribute the stock of Kinetics Modular Systems, Inc. ("KMS") to KBI as a capital contribution.

                4. Prior to or simultaneous with the Distribution, KGI will contribute the stock of Kinetics Thermal Systems, Inc ("KTS") to KSI as a capital contribution.

                5. Prior to or simultaneous with the Distribution, KGI will contribute to KSI an intercompany receivable owing from KSI to KGI as a capital contribution.

                6. As part of the "DISTRIBUTION" KGI will distribute 100% of the stock of KBI and 100% of the stock of KSI to Celerity, and Celerity will immediately thereafter distribute the stock of KBI and KSI to the Existing Shareholders on a pro rata basis all on the "DISTRIBUTION DATE" as defined in the Separation Agreement.

                7. After or simultaneous with the Distribution, the Existing Shareholders may contribute the stock of KBI and KSI to HLLC.



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TAX SHARING AGREEMENT

                8. After or simultaneous with the Distribution, HLLC may contribute the stock of KBI to KBIHC in exchange for stock in KBIHC or as a capital contribution.

                9. After or simultaneous with the Distribution, HLLC may contribute the stock of KSI to KSIHC in exchange for stock in KSIHC or as a capital contribution.

                10. After or simultaneous with the Distribution, Celerity may cause KGI to be liquidated into Celerity.

                11. At the time of registration or simultaneous with the transactions described above, Celerity will issue stock for cash in an initial public offering.

        B. WHEREAS, the parties intend that the Distribution will result in the separation of KSI and KBI from the Affiliated Group or Combined Group of which Celerity is the common or group parent.

        C. WHEREAS, KBI, KSI and Celerity have determined that it is necessary and desirable to provide for allocations between and among KBI, KSI and Celerity of the responsibilities, liabilities and benefits relating to Taxes paid or payable by the parties determined on a consolidated, combined, unitary or other group basis, with respect to any period beginning before the Distribution Date.

        D. WHEREAS, KBI, KSI and Celerity would like to officially designate and authorize the Representative of the Affiliated Group and Combined Group to handle the responsibilities for certain administrative matters, such as:

                1. the preparation and filing of Tax Returns for Pre-Distribution Periods, Straddle Periods, and Post-Distribution Periods.

                2. the allocation and payment of Taxes shown to be due and payable on any Pre-Distribution Period Tax Return or Straddle Period Tax Return (as well as any estimated or advance payments required to be paid before the filing of those Tax Returns);

                3. the allocation and payment of any additional Taxes determined to be due and payable with respect to any Pre-Distribution Period or Straddle Period;

                4. the allocation and disbursement of any Tax refunds received with respect to any Pre-Distribution Period or Straddle Period;

                5. the retention, maintenance and provision of access to all records necessary to prepare and file appropriate Pre-Distribution Period Tax Returns or Straddle Period Tax Returns;

                6. the conduct of audits, examinations, and proceedings that could result in a redetermination of Tax liabilities for any Pre-Distribution Period or Straddle Period;

                7. the exclusion of Celerity (or its predecessor and/or successors in interest) from any excess section 338(h)(10) tax liability as defined in section 6.2(j) of that certain Stock



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TAX SHARING AGREEMENT

Purchase Agreement between KGI (as successor in interest to Kinetics Acquisition Corporation) and United States Filter Corporation ("USF") dated as of July 18, 2000 (the "USF AGREEMENT"); and

                8. the exclusion of Celerity (or its predecessor and/or successors in interest) from any Tax liability associated with the restructuring transactions described above.

        NOW, THEREFORE, in consideration of the mutual agreements, provisions, and covenants contained in this Agreement (the adequacy of which is hereby acknowledged by the parties), the parties hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS.

        As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

        1.1. "ADJUSTMENT" means an adjustment determined on an issue-by-issue or transaction-by-transaction basis, as appropriate, made or proposed by a Taxing Authority with respect to any amount reflected or required to be reflected on any Return relating to such Tax.

        1.2. "AFFILIATED GROUP" means Celerity and all other corporations which prior to the Distribution were required to be included in a US consolidated Federal income Tax return with Celerity as the common parent corporation.

        1.3. "AFTER TAX BASIS" means a basis such that any payment received or deemed to have been received by a party (the "ORIGINAL PAYMENT") shall be supplemented by a further payment to such party so that the sum of the two payments shall equal the Original Payment, after taking into account all Taxes that would result from the receipt or accrual of such payments, if legally required. All payments hereunder shall be calculated on the assumptions that the payee is subject to tax at the highest marginal rates of Tax applicable to such class of taxpayer.

        1.4. "CODE" shall mean the United Stated Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. All section references are to the Code unless otherwise indicated.

        1.5. "COMBINED GROUP" means Celerity and all other corporations which prior to the Distribution were required to be included in a Return of state income or franchise Tax filed on a combined, group or unitary basis (a "COMBINED RETURN"), as opposed to a separate company basis.

        1.6. "ESTIMATED PAYMENT DATE" means each date occurring during any period upon which the Affiliated Group or Combined Group is required to make a payment of estimated Tax whether or not such a payment is due.

        1.7. "EXTENSION PAYMENT DATE" means, with respect to any period any date upon which the Affiliated Group or the Combined Group shall be required to make a payment of



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TAX SHARING AGREEMENT

Taxes in connection with any request by Celerity on behalf of the Affiliated Group or Combined Group for an extension of the date upon which it would have been required, absent such extension, to file its Tax Return.

        1.8. "FINAL DETERMINATION" means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (b) a closing agreement made under Section 7121 of the Code or any comparable foreign, state, local, municipal or other Taxing statute; (c) a final disposition by any Taxing Authority of a claim for refund; or (d) any other written agreement relating to an Adjustment to which any Taxing Authority is a party to the execution of which is final and prohibits such Taxing Authority from seeking any further legal or administrative remedies with respect to such Adjustment.

        1.9. "IRS" means the United States Internal Revenue Service.

        1.10. "POST-DISTRIBUTION PERIOD" means any period of time beginning after the Distribution Date.

        1.11. "PRE-DISTRIBUTION PERIOD" means any period of time beginning before and ending on or before the Distribution Date.

        1.12. "REGULATIONS" means the Regulations issued by the Secretary of the Treasury interpreting the Code.

        1.13. "REPRESENTATIVE OF THE AFFILIATED GROUP AND COMBINED GROUP" means KSI or any successor in interest, and the person(s) within KSI responsible for performing the functions to be performed by the Representative of the Affiliated Group and Combined Group shall be the highest ranking tax officer of KSI (most likely the VP of Taxes, or Director of Tax).

        1.14. "RETURN" means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for, amended return and declaration of estimated Tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

        1.15. "STRADDLE PERIOD" means any period of time beginning before but ending after the Distribution Date. Straddle periods may exist in any situations involving any Tax computed on a basis which does not and cannot be closed on the Distribution Date including, but not limited to, payroll taxes, property taxes, sales taxes, and the like.

        1.16. "TAX" (and, with correlative meanings, "TAXES" and "TAXABLE") means, without limitation, and as determined on a jurisdiction-by-jurisdiction basis, each foreign or US Federal, state, local or municipal income, alternative or add-on minimum, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or any other tax, custom, tariff, impost, levy, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with



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TAX SHARING AGREEMENT

any interest or penalty, addition to tax or additional amount related thereto, imposed by any Taxing Authority.

        1.17. "TAX BENEFIT" means with respect to any Taxable period or portion of a Taxable period, and as computed separately with respect to each Tax, the net decrease in each such Tax resulting from all Adjustments made pursuant to a Final Determination with respect to each such Tax.

        1.18. "TAX CONTEST" means, without limitation, any audit, examination, claim, suit, action or other proceeding relating to Taxes in which an Adjustment to Taxes may be proposed, collected or assessed and in respect of which an indemnity payment, reimbursement or other payment may be sought under this Agreement.

        1.19. "TAX DETRIMENT" means with respect to any Taxable period or portion of a Taxable period, as computed separately with respect to each Tax, the net increase in each such Tax resulting from all Adjustments made pursuant to a Final Determination with respect to each such Tax.

        1.20. "TAXING AUTHORITY" means any governmental authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

2. ALLOCATION OF TAX LIABILITY.

        2.1. REGULAR US FEDERAL INCOME TAX. If the US Federal income Tax liability of the Affiliated Group for any Pre-Distribution Period or Straddle Period during which a party or any subsidiary thereof is a member of the Affiliated Group (an "AFFILIATED GROUP MEMBER"), is determined on a regular US Federal income Tax basis, then the amount of US Federal income Tax liability allocable to each Affiliated Group Member and for which each Affiliated Group Member shall be responsible for such periods, shall be determined using the basic Tax allocation method described in Section 1552(a)(1) of the Code (the separate taxable income method), without taking into account the complementary methods of allocating Tax liabilities described in Treas. Reg. Section 1.1502-33(d) or Treas. Reg. Section 1.1502-32(b)(3)(iv)(D). The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations, including, but not limited to, the determination of how any Affiliated Group US Federal regular income Tax attributes are to be apportioned among the members of the Affiliated Group.

        2.2. US FEDERAL ALTERNATIVE MINIMUM TAX. If the Affiliated Group pays US Federal consolidated alternative minimum Tax ("AMT") for any Pre-Distribution Period or Straddle Period during which a party or any subsidiary thereof is an Affiliated Group Member, then the amount of the Affiliated Group's AMT allocable to each Affiliated Group Member and for which each Affiliated Group Member shall be responsible for such periods shall equal the excess, if any, of (A) the total AMT of the Affiliated Group for the period, over (B) the AMT of the Affiliated Group for the period computed by excluding that Affiliated Group Member's items of income, gain, deduction and loss, and that party's credits. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and



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TAX SHARING AGREEMENT

computations, including, but not limited to, the determination of how any Affiliated Group AMT Tax attributes are to be apportioned among the members of the Affiliated Group.

        2.3. OTHER CONSOLIDATED, COMBINED, UNITARY OR GROUP TAXES. With respect to all Taxes other than the US consolidated Federal income Taxes and AMT addressed in Sections 2.1 and 2.2 of this Agreement, that are determined on a consolidated, combined, unitary or group basis for any Pre-Distribution Period or Straddle Period during which a party or any subsidiary thereof is a member of such a consolidated, combined, unitary or group (a "COMBINED GROUP MEMBER"), the amount of such other Taxes allocable to each Combined Group Member and for which each Combined Group Member shall be responsible for such periods shall be determined by applying the principles underlying the allocation method described in Section 1552(a)(1) of the Code, without taking into account the complementary methods of allocating Tax liabilities described in Treas. Reg. Section 1.1502-33(d) or Treas. Reg. Section 1.1502-32(b)(3)(iv)(D). The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations, including, but not limited to, the determination of how any Affiliated Group non-US Federal regular income and non-AMT Tax attributes are to be apportioned among the members of the Affiliated Group.

        2.4. SEPARATE COMPANY TAXES. With respect to all Taxes computed on a separate company basis for any Pre-Distribution Period, Straddle Period or Post-Distribution Period, each party or subsidiary thereof shall be separately responsible for their respective separate company Taxes for such periods (including, without limitation, the payment of such separate company Taxes and the preparation and filing of any Tax Return related to such Taxes).

        2.5. POST-DISTRIBUTION PERIOD CONSOLIDATED, COMBINED, UNITARY OR GROUP TAXES. Any Taxes attributable to any Post-Distribution Period (including, without limitation, the payment of such Taxes and the preparation and filing of any Tax Return related to such Taxes) of any party(ies) or subsidiary(ies) thereof, determined on a consolidated, combined, unitary or group basis, shall be the sole responsibility of each party or subsidiary thereof as members of such consolidated, combined, unitary or group for such periods and shall be allocated and apportioned among such group members in accordance with applicable Tax law. In addition, any Tax attributes attributable to any Post-Distribution Period determined on a consolidated, combined, unitary or group basis, shall be allocated and apportioned among such group members in accordance with applicable Tax law, or some other reasonable basis if applicable Tax law does not provide any allocation or apportionment rules. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations. This section 2.5 shall not create any obligations or liabilities on the part of any party to this Agreement which is not a member of such consolidated, combined, unitary or group, except to the extent otherwise provided in this Agreement.

        2.6. ALLOCATION OF TAXES WITHIN A STRADDLE PERIOD. Taxes attributable to any Straddle Periods as determined in this Agreement shall be allocable to each party or a subsidiary thereof within such Straddle Periods to the portions of such Straddle Periods before and after the Distribution Date by applying the provisions of and / or principles underlying the allocation method described in Treas. Reg. Section 1.1502-76(b)(2) as if each of the parties or subsidiaries thereof had closed their books as of the end of the Distribution Date. The Representative of the



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Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations.

        2.7. DISPUTE RESOLUTION. The Representative of the Affiliated Group and Combined Group shall use commercially reasonable efforts in preparing all required Tax allocations and computations. Should a dispute arise concerning any Tax allocations or computations, the dispute shall be resolved by hiring a third party independent accounting firm to perform the disputed Tax allocations or computations. The cost of hiring such third party independent accounting firm shall be born by the party disputing the Tax allocations or computations prepared by the Representative of the Affiliated Group and Combined Group. Should the results of the third party independent accounting firm be inconclusive, the disputed tax allocations shall be resolved pursuant to section 9 of this Agreement.

        2.8. ALLOCATION OF TAXES ARISING OUT OF USF AGREEMENT. Notwithstanding the other provisions of this Section 2 and consistent with Section 7.2 of this Agreement, Celerity and its predecessor and/or successors in interest shall not be responsible for any excess section 338(h)(10) tax liability as defined in section 6.2(j) of the USF Agreement. Thus, no such excess section 338(h)(10) tax liability can be allocated under Section 2 of this Agreement to Celerity or its predecessor and/or successors in interest. All such excess section 338(h)(10) tax liability, if any, arising out of section 6.2(j) of the USF Agreement shall be allocable only to KSI and/or KBI in accordance with the other rules of
Section 2 of this Agreement as if Celerity or its predecessor and/or successors in interest did not exist, and KSI and KBI shall be jointly and severally liable for such amounts.

        2.9. ALLOCATION OF TAXES ATTRIBUTABLE TO THE RESTRUCTURING TRANSACTIONS. Notwithstanding the other provisions of this Section 2 and consistent with
Section 7.3 of this Agreement, Celerity and its predecessor and/or successors in interest shall not be responsible for any Tax liabilities stemming from any taxable gain or any taxable income recognized by Celerity or its predecessor and/or successors in interest as a result of the restructuring transactions described in Recital A of this Agreement. Thus, no such Tax liabilities can be allocated under Section 2 of this Agreement to Celerity and its predecessor and/or successors in interest. All such Tax liabilities, if any, shall be allocable only to KSI and/or KBI in accordance with the other rules of Section 2 of this Agreement as if Celerity or its predecessor and/or successors in interest did not exist, and KSI and KBI shall be jointly and severally liable for such amounts.

3. PAYMENTS OF TAX; DISTRIBUTION OF TAX REFUNDS ON ORIGINAL OR AMENDED TAX RETURNS.

        3.1. PAYMENT OF ALLOCATED TAX AMOUNTS. Each party on behalf of and for itself and each of its subsidiaries shall pay their combined allocable share of any Taxes as determined in this Agreement and as reflected on any original or amended Tax Return for any Pre-Distribution or Straddle Period filed after the Distribution Date to the Representative of the Affiliated Group and Combined Group filing such Tax Returns on or before the date such Tax Returns are filed with the appropriate Taxing Authority. The Representative of the Affiliated Group and Combined Group shall forward any such payments to the appropriate Taxing Authority in conjunction with the filing of any such Tax Returns.



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                3.1.1. NOTICE; AVAILABILITY OF FUNDS. The Representative of the
Affiliated Group and Combined Group filing such original or amended Tax Returns shall provide the other parties with as much notice as is practicable concerning the date on which the Tax payment required under Section 3.1 hereof shall be paid. Each paying party shall ensure that each such Tax payment required under
Section 3.1 hereof is made to the Representative of the Affiliated Group and Combined Group in readily available same day funds such that such funds may be combined with all other Taxes allocated by the Representative of the Affiliated Group and Combined Group filing such Tax Returns and paid to the appropriate Taxing Authorities on the date such Tax Returns are filed.

                3.1.2. ESTIMATED TAX CONSIDERATIONS. For these purposes, estimated Tax payments made by a party or its subsidiaries directly to any relevant Taxing Authority shall be taken into account in determining the payments required to be made under Section 3.1 hereof.

        3.2. CONSOLIDATED, COMBINED, UNITARY, OR GROUP REFUNDS. If the Affiliated Group or Combined Group receives a Tax refund as a result of an overpayment of Taxes shown on any original or amended Tax Return filed by or for the Affiliated Group or Combined Group with respect to any Pre-Distribution Period or Straddle Period, then the Representative of the Affiliated Group and Combined Group receiving any such Tax refund shall pay to the other parties that portion of the Tax refund, if any, allocable to them or their subsidiaries. The portion of the Tax refund allocable to the other parties or their subsidiaries shall be equal to the excess, if any, of (i) the estimated Tax payments made by that party or its subsidiaries to the Representative of the Affiliated Group and Combined Group filing the relevant Tax Return, over (ii) that party's or its subsidiaries' share of the Tax liability reported on the original or amended Tax Return, allocated as provided in Section 2 of this Agreement.

4. MINIMUM TAX CREDITS, CARRYBACK OF TAX ATTRIBUTES.

        4.1. ALLOCATION OF MINIMUM TAX CREDITS. Any US consolidated Federal minimum tax credit of the Affiliated Group for any Pre-Distribution Period or Straddle Period shall be allocated to the extent possible to each Affiliated Group Member in proportion to its allocable share of any AMT determined under
Section 2.2 of this Agreement. If it is determined that such an allocation is not possible, or if the Treasury Department issues Regulations that prohibit or require a different allocation, then the parties shall use commercially reasonable efforts to comply with such other required allocation methodology and take into account any differences in determining the amount one party may need to pay to another party for the loss of any US consolidated Federal minimum tax credit. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such credit allocations and computations.

        4.2 ALLOCATION OF OTHER TAX ATTRIBUTES. All other Tax attributes of the Affiliated Group or Combined Group for any Pre-Distribution Period or Straddle Period shall be allocated or apportioned to the members of such groups in accordance with the rules prescribed by the Code or other applicable Tax law for the allocation or apportionment of such Tax attributes. If the Code or other applicable Tax law provides no rules for allocating or apportioning any such Tax attribute, then such Tax attribute shall be allocated and/or apportioned on a reasonable basis determined by and in the sole discretion of the Representative of the Affiliated Group and Combined Group.



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TAX SHARING AGREEMENT

        4.3. ELECTIVE CARRYBACK OF POST-DISTRIBUTION TAX ATTRIBUTES. If, for any Post-Distribution Period, a party recognizes a loss, credit, or similar Tax attribute that, under applicable Tax law, may be carried back at the party's election to a Pre-Distribution Period or a Straddle Period of the Affiliated Group or Combined Group during which the party was a member of the Affiliated Group or Combined Group filing consolidated, combined, unitary or group Tax Returns, then the party shall forego the ability to carry back such loss, credit, or similar tax attribute to such period.

        4.4. MANDATORY CARRYBACK OF POST-DISTRIBUTION TAX ATTRIBUTES. If, for any Post-Distribution Period, a party recognizes a loss, credit, or similar Tax attribute that, under applicable law, must be carried back to a Pre-Distribution Period or a Straddle Period of the Affiliated Group or Combined Group during which the party was a member of the Affiliated Group or Combined Group filing consolidated, combined, unitary or group Tax Returns, then the Representative of the Affiliated Group and Combined Group for such periods shall, at the party's expense, file appropriate Tax refund claims within a reasonable period of time after receiving notice from the party that such Tax attribute must be carried back to such periods. The Representative of the Affiliated Group and Combined Group for such periods shall remit to the party any Tax refunds received, less any applicable costs, with respect to any Tax attribute so carried back upon receipt of such Tax refund. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations.

5. CONDUCT OF TAX CONTESTS; REDETERMINATION OF TAX LIABILITIES; COOPERATION.

        5.1. SEPARATE PARTY CLAIMS. Each party or its subsidiaries shall have sole and complete authority to contest any claim by a Taxing Authority arising from an examination of a Tax Return for any Taxable period with respect to any Tax Return which includes only that party or its subsidiaries (a "SEPARATE PARTY CLAIM"). The Representative of the Affiliated Group and Combined Group shall use its commercially reasonable efforts (at the cost of the requesting party) to assist the party in assisting with the resolution of the Separate Party Claim as set forth in that certain Management Services Agreement ("MANAGEMENT SERVICES AGREEMENT") between and among the parties, dated effective as of ________, 2002.

        5.2. GROUP CLAIMS. Except as otherwise provided in Section 5.1 hereof, the Representative of the Affiliated Group and Combined Group shall have sole and complete authority to control and resolve the contest of any claim by any Taxing Authority arising from an examination of any Tax Return for any Pre-Distribution or Straddle Period relating to the Affiliated Group or Combined Group (a "GROUP CLAIM"), provided that other parties ultimately affected by the resolution of the Group Claim shall be allowed the opportunity to provide constructive and useful input to the Representative of the Affiliated Group and Combined Group within the time and procedural constraints established by the Representative of the Affiliated Group and Combined Group in the handling of any Group Claim at the sole discretion of the Representative of the Affiliated Group and Combined Group. No other party shall have any other right to participate in the contest of a Group Claim. The Representative of the Affiliated Group and Combined Group shall be entitled to incur reasonable costs in handling any Group Claim. The other parties affected by a Group Claim shall be responsible for and shall pay to the



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Representative of the Affiliated Group and Combined Group their reasonable share of such costs as determined by the Representative of the Affiliated Group and Combined Group.

        5.3. REDETERMINED TAX LIABILITIES

                5.3.1. SEPARATE PARTY CLAIMS. If a Final Determination of Taxes results from a Separate Party Claim, the relevant party shall pay any resulting increase in Tax liability and shall be entitled to receive any refunds related to a decrease in Tax liability attributable to the Separate Party Claim.

                5.3.2 GROUP CLAIMS: TAX INCREASE. If a Final Determination of a Group Claim results in an increase in Tax liability for the Affiliated Group or Combined Group with respect to the Group Claim, then such Tax increase shall be allocated to the parties in accordance with the allocation methodology provided in Section 2 of this Agreement. The Representative of the Affiliated Group and Combined Group shall notify each party of their share of any such Tax increase and each party shall pay to the Representative of the Affiliated Group and Combined Group such share on or before such Tax amount is paid to the relevant Taxing Authority. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations.

                5.3.3 GROUP CLAIMS: TAX REFUND. If a Final Determination of a Group Claim results in a decrease in Tax liability for the Affiliated Group or Combined Group with respect to the Group Claim, then such Tax decrease shall be allocated to the parties in accordance with the allocation methodology provided in Section 2 of this Agreement. The Representative or the Affiliated Group and Combined Group shall notify each party of their share of any such Tax decrease and shall make arrangements to disburse any Tax Refunds resulting from such Tax decrease (net of any costs) to the other parties when such Tax Refunds are received from the relevant Taxing Authority. The Representative of the Affiliated Group and Combined Group shall be responsible for preparing such Tax allocations and computations.

        5.4. RETENTION OF AND ACCESS TO RECORDS; COOPERATION AND ASSISTANCE

                5.4.1. RETENTION OF AND ACCESS TO RECORDS. The Representative of the Affiliated Group and Combined Group shall retain all Tax Returns for Pre-Distribution and Straddle Periods, together with all related reports, work papers, schedules or other documents or files (whether in paper or electronic form), in accordance with the record retention policies established by the Representative of the Affiliated Group and Combined Group for the Affiliated Group and Combined Group, and with the requirements of any relevant Taxing Authority. Subject to the confidentiality provisions of Section 8 hereof, the Representative of the Affiliated Group and Combined Group shall make these documents or files available to each party on a reasonable basis and each party may make copies of such documents or files at their own expense. A party shall not dispose of any of these documents or files without the written permission of the Representative of the Affiliated Group and Combined Group.

                5.4.2. COOPERATION. Each party and their subsidiaries shall provide any assistance reasonably requested by the Representative of the Affiliated Group and Combined Group in conducting any Tax Contest of a Group Claim, subject to the confidentiality provisions

TAX SHARING AGREEMENT

of Section 8 hereof. Such assistance shall include (without limitation) the execution of any powers of attorney, the execution of any statute of limitation extensions, the execution of other appropriate documentation, the attendance at any administrative or judicial proceedings as requested, the performance of necessary computations, and, subject to the confidentiality provisions of
Section 8 hereof, provision of access to or furnishing books, records, tax returns, and supporting work papers relevant to any Group Claim.

                5.4.3. ADDITIONAL COOPERATION AND ASSISTANCE. Subject to the confidentiality provisions of Section 8 hereof, each party shall provide each other with such cooperation, assistance, and information as the other parties may reasonably request with respect to the filing with any Taxing Authority of any Tax Return, amended Tax Return, claim for Tax Refund, or other document relating to any Pre-Distribution Period or Straddle Period. With respect to any Tax Return for any Pre-Distribution Period or Straddle Period that includes more than one party, such assistance shall include the timely submission by the party to the Representative of the Affiliated Group and Combined Group of pro forma Tax Returns for the party. A party's obligations under this Section 5.4.3 shall include, but is not limited to, the submission of a pro forma Tax Return for the Pre-Distribution Period that will end on the Distribution Date, and the provision of information and assistance in dealing with any administrative matter pertaining to the USF Agreement, if any.

6. PREPARATION OF TAX RETURNS; ESTIMATED PAYMENTS.

        6.1. FILING OF AFFILIATED GROUP AND COMBINED GROUP TAX RETURNS FOR PRE-DISTRIBUTION PERIODS AND STRADDLE PERIODS. The Representative of the Affiliated Group and Combined Group shall have the sole and complete authority and responsibility to prepare and timely file (for a fee) all Tax Returns of the Affiliated Group and Combined Group on behalf of the members of those groups for any Pre-Distribution Periods and Straddle Periods. Any fees or costs incurred by the Representative of the Affiliated Group and Combined Group in preparing such Tax Returns shall be shared by the parties on a reasonable basis determined by the Representative of the Affiliated Group and Combined Group. Such reasonable basis may include, but is not limited to, the proportion of Taxes allocated to each party under Section 2 hereof.

        6.2. FILING OF TAX RETURNS FOR POST-DISTRIBUTION PERIODS. The parties shall be separately responsible for the preparation and timely filing of all Tax Returns of their own Post-Distribution Periods. The parties may request the assistance of the Representative of the Affiliated Group and Combined Group (for an appropriate fee) in the preparation of such Tax Returns as established and described in the Management Services Agreement. The Representative of the Affiliated Group will use its commercially reasonable efforts to provide such requested assistance.

        6.3. ESTIMATED PAYMENTS: EXTENSION PAYMENTS. Except for estimated Tax payments which have already been made by any party for or on behalf of the Affiliated Group or Combined Group with respect to any Pre-Distribution Period or Straddle Period, the Representative of the Affiliated Group and Combined Group shall be responsible for making all estimated Tax payments to any relevant Taxing Authorities required to be paid on or before the Estimated Payment Date in connection with any Tax Return of the Affiliated Group or

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TAX SHARING AGREEMENT

Combined Group for any Pre-Distribution Period and Straddle Period. The Representative of the Affiliated Group and Combined Group shall be responsible for making all payments required in connection with requests for extensions of time to file such Tax Returns to any relevant Taxing Authorities required to be paid on or before the Extension Payment Date. The Representative of the Affiliated Group and Combined Group shall determine each party's share of such estimated Tax payments and Tax Return extension payments in accordance with the provisions of and principles described in Section 2 of this Agreement, and shall notify each party in writing of their allocable share of such estimated Tax payments and Tax Return extension payments and when such amounts must be paid to the Representative of the Affiliated Group and Combined Group. Each party shall be required to pay to the Representative of the Affiliated Group and Combined Group their share of such amounts on or before the date such payments are paid to the relevant Taxing Authority as specified in the notice to the parties.

7. INDEMNIFICATION.

        7.1. INDEMNITY OBLIGATIONS. Each party shall indemnify each other and hold each other harmless from and against:

                7.1.1. any Tax liability, penalty, interest, cost, or expense arising out of the fraudulent or negligent preparation by such party of any information, workpapers, documents, or other items used in the preparation of, or presented in, any Tax Return, amended Tax Return, or claims for Tax Refund; and

                7.1.2. any Tax liability, and related cost, penalties, interest, or related expense allocated to the party under this Agreement.

        7.2. OBLIGATIONS AND RESPONSIBILITIES ASSOCIATED WITH USF AGREEMENT. Notwithstanding any other provision in this Agreement (including without limitation the Tax allocation provisions of Section 2 of this Agreement and the other indemnification provisions of Section 7 of this Agreement), Celerity and its predecessor and/or successors in interest shall have no responsibility for and no obligations to pay and shall be jointly and severally indemnified by KSI and KBI against any excess section 338(h)(10) tax liability (and related costs, fees, damages or expenses) as defined in section 6.2(j) of the USF Agreement. Accordingly, Celerity and its predecessor and/or successors in interest do not provide any indemnity for any excess section 338(h)(10) tax liability as defined in section 6.2(j) of the USF Agreement.

        7.3. INDEMNIFICATION FOR RESTRUCTURING TRANSACTIONS. Notwithstanding any other provision of this Agreement (including without limitation the Tax allocation provisions of Section 2 of this Agreement and the other indemnification provisions of Section 7 of this Agreement), Celerity and its predecessor and/or successors in interest shall have no responsibility for and shall be jointly and severally indemnified by KSI and KBI against any Tax liabilities (and related costs, fees, damages or expenses) stemming from any taxable gain or any taxable income recognized by Celerity or its predecessor and/or successors in interest as a result of the restructuring transactions described in Recital A of this Agreement, pursuant to which KSI and KBI stock will be distributed to Celerity, and thereafter distributed to the Existing Shareholders. Accordingly, Celerity and its predecessor and/or successors in interest do not

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TAX SHARING AGREEMENT

provide any indemnity for any amounts arising out of the restructuring transactions described in Recital A of this Agreement.

        7.4. PERFORMANCE OF INDEMNITY OBLIGATIONS. Each party's indemnity obligations under Section 7.1 hereof shall continue for the entire applicable statute of limitations period applicable to the Tax involved until such obligation is satisfied by the party. Each party shall satisfy its indemnity obligations under Section 7.1 hereof in a manner consistent with the provisions of Article IV of the Separation Agreement.

        7.5. AFTER TAX BASIS. All such indemnification payments required under this Agreement shall be paid on an After Tax Basis.

        7.6. RIGHT OF SET OFF. Each party (a "PAYOR") may reduce the amount of its indemnification obligation owing to another party (a "PAYEE") to the extent that the payor has a legitimate indemnification claim against the payee.

        7.7. INDEMNIFICATION OF REPRESENTATIVE OF THE AFFILIATED GROUP AND COMBINED GROUP. The parties hereby indemnify and hold harmless the Representative of the Affiliated Group and Combined Group for any amounts determined to be solely related to the performance of its functions under and within the scope of this Agreement.

8. CONFIDENTIALITY OF DOCUMENTS AND INFORMATION.

        8.1. GENERAL RULE. Any documents or information provided pursuant to this Agreement in connection with a Tax Contest or filing with a Taxing Authority shall be disclosed by the recipient solely to its employees responsible for any Tax Contest or Tax filing or to attorneys or accountants advising the recipient on these matters. Any wider dissemination of these documents or this information shall be allowed only if required by law or authorized by the party providing the documents or information.

        8.2. CONFIDENTIAL DISCLOSURE AGREEMENT. The parties acknowledge that communications between and among them may also be governed by that certain Confidential Disclosure Agreement entered between the parties, dated effective as of ___________, 2002.

9. DISPUTE RESOLUTION.

        9.1. OBLIGATION TO NEGOTIATE TO RESOLVE ANY DISPUTE. Except as provided in Section 2.7 of this Agreement, if any dispute between the parties relating to the validity, performance, interpretation or construction of this Agreement, then the parties shall use commercially reasonable efforts to resolve any such Tax related dispute through informal negotiation between the parties or their authorized representatives. If at any time a party feels that such negotiations are not leading to a resolution of the Tax related dispute, such party may send a notice to the other parties describing the Tax related dispute and requesting a meeting of the senior executives from each party. Within ten (10) business days after such notice is given, each party shall select appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Tax related dispute prior to pursuing the arbitration remedy described below. During the course of negotiations under this
Section 9.1, all reasonable requests made by one party to the

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TAX SHARING AGREEMENT

others for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other parties.

        9.2 BINDING ARBITRATION. In the event that any Tax related dispute arising out of or related to this Agreement is not settled by the parties within thirty (30) days after the first meeting of the negotiating senior executives as described in Section 9.1 of this Agreement, the dispute shall be submitted to binding arbitration, to be held in Santa Clara County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, before a single arbitrator selected in accordance with such Commercial Arbitration Rules. After affording the parties a reasonable opportunity to present written and testimonial evidence in support of their respective positions, the arbitrator shall issue his/her decision and award, which shall be
(i) in writing, stating the reasons therefor; (ii) based solely on the terms and conditions of this Agreement, as interpreted under the laws of the State of California; and (iii) final and binding upon the parties. The decision and award of the arbitrator in any arbitration proceeding under this Section 9.2 may be enforced in any court of competent jurisdiction.

        9.3. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and any related agreements during the course of dispute resolution pursuant to the provisions of Section 9 of this Agreement with respect to all matters not subject to such dispute, controversy or claim.

10. MISCELLANEOUS.

        10.1. LIMITATION OF LIABILITY. IN NO EVENT SHALL A PARTY OR ITS SUBSIDIARIES BE LIABLE TO THE OTHER PARTIES OR THEIR SUBSIDIARIES FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        10.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

        10.3. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 9 of this Agreement.

TAX SHARING AGREEMENT

        10.4. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by a party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) Business Day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) Business Day after being deposited with a nationally recognized overnight courier service or (v) four (4) days after being deposited in the US mail, First Class with postage prepaid, and addressed to the attention of:

        IF TO KINETIC SYSTEMS, INC.:

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

        with a copy to:

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

        IF TO KINETICS BIOPHARM, INC.:

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

         with a copy to:

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

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TAX SHARING AGREEMENT

        IF TO CELERITY GROUP, INC. (FORMERLY KNOWN AS KINETICS HOLDINGS CORPORATION):

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

        with a copy to:

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

          ----------------------------------

A party may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this Section 10.4.

        10.5. COUNTERPARTS. This Agreement may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

        10.6. BINDING EFFECT; ASSIGNMENT. A party may not assign or transfer this Agreement or any of its rights or obligations hereunder (including, without limitation, in connection with a sale of all or substantially all of such party's assets), without the prior written consent of each of the other parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.

        10.7. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to

TAX SHARING AGREEMENT

the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

        10.8. WAIVER OF BREACH. The waiver by a party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

        10.9. AMENDMENT AND EXECUTION. This Agreement may not be amended except with the express written consent of each party to this Agreement. This Agreement and amendments hereto shall be in writing and executed in multiple copies via facsimile or otherwise on behalf of KSI, KBI, and Celerity, and by their respective duly authorized officers and representatives. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

        10.10. AUTHORITY. Each of the parties hereto represents to the other parties that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

        10.11. DESCRIPTIVE HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section hereof, such reference shall be to a section of this Agreement unless otherwise indicated.

        10.12. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

        10.13. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of any party, the other parties shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

        10.14. FORCE MAJEURE. A party shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by a party's employees, or any other similar cause beyond the reasonable control of a party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.

TAX SHARING AGREEMENT

        WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.




KINETIC SYSTEMS, INC.                       KINETICS BIOPHARM, INC.

By: /s                                      By: /s
       ---------------------------                  ----------------------------

Name:                                       Name:
       ---------------------------                  ----------------------------

Title:                                      Title:
       ---------------------------                  ----------------------------

Date:                                       Date:
       ---------------------------                  ----------------------------


CELERITY GROUP, INC. (formerly known as Kinetics Holdings
Corporation)

By: /s
       ---------------------------

Name:
       ---------------------------

Title:
       ---------------------------

Date:
       ---------------------------